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                                                                   EXHIBIT 10.13

[HEALTHTRONICS LOGO]

July 3, 1996

Ms. Marie Marlow
613 7th Street, NE
Washington, DC 20002

     RE:  Employment Agreement

Dear Marie:

The purpose of this letter is to officially firm up the agreement made between us concerning your employment with HealthTronics.

It was agreed that you will assume the position of Vice President of Clinical and Regulatory Affairs at HealthTronics, effective September 1, 1996. Your annual salary has been set at $108,000. You will also be entitled to the HealthTronics standard benefits package which includes medical and dental coverage, as well as life insurance. A 401(K) plan is also part of the standard HealthTronics benefits package.

As you know, initially we wanted to provide you with a sign-up bonus of $10,000 which was to be transferred into HealthTronics stock. In addition, we intended to provide you with a bonus plan which would enable you to earn more stock based upon achieving certain milestones within the FDA approval process. However, based upon our latest information and working within the rules of the SEC, we find that our original plan cannot be adhered to. Given this situation, it has been decided to provide you up front with a $25,000 sign-up bonus. You will then be required to complete the relevant forms in the Private Placement Memorandum which is enclosed and send us a check for $25,000 made payable to HealthTronics, Inc. -- Escrow Account, thus securing 25,000 shares of HealthTronics stock We trust this is acceptable to you.

Marie, it is our mutual understanding that it will not be necessary for you to be on-site in Marietta on a permanent basis at this time. However, you will be required to spend that amount of time in Marietta as is needed to ensure successful completion of your duties and responsibilities.

Furthermore, in order for you to carry out your work, HealthTronics will purchase for you a complete computer system and printer, as well as a fax machine for installation at your home.

For the sake of good order, would you please sign in the space provided below to acknowledge your acceptance of this position. Return the original to us and keep a copy for your records.

Marie, welcome aboard. Everyone here at HealthTronics is looking forward to working with you.

Sincerely,

/s/ ARGIL J. WHEELOCK          7/9/96       /s/ ROY S. BROWN              7/5/96
-------------------------------------       ------------------------------------
Argil J. Wheelock               Date        Roy S. Brown                  Date

Accepted by:

/s/ MARIE MARLOW              7/16/96
-------------------------------------
Marie Marlow                   Date


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